Exhibit 99.1


             Simtek Raises Revenue Guidance for Second Quarter 2006


     o    Revenue projected to exceed $6.0 million

     o    New orders show solid increase from Q

     o    Qualification completed on 0.25u 256 kilobit device.

     o    Projected return to pro-forma profit still on track


COLORADO SPRINGS, Colorado- June 29, 2006 - Simtek Corporation (OTC Bulletin
Board: SRAM), the inventor, pioneer, and world's leading supplier of monolithic nonvolatile static random access memory (nvSRAM) integrated circuits announced today that revenues for the quarter ended June 30, 2006 are expected to be in excess of $6.0 million which exceeds the high end of guidance previously given.

Growth is coming from broad geographic and market segments. New orders for the quarter are expected to exceed the record level set in Q12006 laying a solid backlog foundation to support Q32006 growth.

The Company is on track to achieve profit on a pro-forma basis (GAAP Net Income minus the amortization of the ZMD transaction and expensing of stock options) for the third and fourth quarters.

Brian Alleman, Simtek CFO, said "Revenue for the first six months of 2006 will exceed total revenue for Simtek in the full year 2005. New orders, which should be in the range of $15 million for the first half, support our growth projections. The company and its suppliers are really stepping up to support our growth."

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.



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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com